Tortoise Capital Resources Corp. Schedules Earnings Release for Its Fiscal Year Ended Nov. 30, 2010

LEAWOOD, Kan.--Jan. 14, 2011--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) announced that on Wednesday, Jan. 26, 2011, it will report its earnings results for its fiscal year ended Nov. 30, 2010.

The company will host a conference call at 4 p.m. CST on Wednesday, Jan. 26, 2011 to discuss its financial results. Please dial into the call at 480-629-9822 approximately five to 10 minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 6:00 p.m. CST on Jan. 26, 2011 and continuing until 11:59 p.m. CST Feb. 2, 2011, by dialing 800-406-7325. The replay access code is 4398228#. A replay of the webcast will also be available on the company's website at www.tortoiseadvisors.com through Jan. 26, 2012.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in listed energy infrastructure investments, such as pipeline and power companies. As of Dec. 31, 2010, the adviser had approximately $6.1 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com